NR10-33US	September 28, 2010

International Tower Hill Mines Ltd. Announces Up To

CAD 105,375,000 in Equity Financings

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH, NYSE-A: THM, Frankfurt: IW9) is pleased to announce that the Company has entered into an agreement with an underwriter (the “Underwriter”) pursuant to which the Underwriter has agreed to purchase, on a bought deal basis, pursuant to a Canadian short form prospectus (the “Canadian Public Offering”), 10,400,000 common shares of the Company (the “Common Shares”) at a price of CAD 6.25 per Common Share for gross proceeds of CAD 65,000,000.  In addition, the Company will grant the Underwriter an over-allotment option to purchase up to that number of additional Common Shares equal to 15% of the Common Shares sold pursuant to the Canadian Public Offering (maximum of 1,560,000 Common Shares), exercisable for a period of up to 30 days from the closing of the Canadian Public Offering (for additional gross proceeds of up to CAD 9,750,000).

The Underwriter will receive a cash commission of 5% of the gross proceeds raised under the Canadian Public Offering.

In addition, the Company will concurrently offer up to 4,900,000 common shares (the “Private Placement Common Shares” and together with the Common Shares, the “Offered Securities”) at a price of CAD 6.25 per Private Placement Common Share through a non-brokered private placement (the “Private Placement”) for gross proceeds of up to CAD 30,625,000.  All Private Placement Common Shares issued will be subject to resale restrictions in Canada and the United States.

The Public Offering is anticipated to close on or before October 18, 2010 and is subject to certain conditions including, but not limited to, the completion of satisfactory due diligence by the Underwriter and the acceptance/approval of the Toronto Stock Exchange and the NYSE Amex.  The Private Placement is also subject to the acceptance/approval of the Toronto Stock Exchange and the NYSE Amex and is expected to close concurrently with the Canadian Public Offering.

The Company intends to use the net proceeds from the two financings for continued work on its Livengood Gold project in Alaska and for general working capital purposes.

The Offered Securities have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”) or any applicable state securities laws and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the 1933 Act) or persons in the United States absent registration or an applicable exemption from such registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Offered Securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

On behalf of

INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

Shirley Zhou, Manager - Corporate Communications

Email: szhou@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604) 638-3246 / Fax: (604) 408-7499

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of the Canadian Public Offering and the Private Placement and the proposed use of the proceeds of the Canadian Public Offering and the Private Placement by the Company are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, risks associated with the timing and pricing of the Canadian Public Offering and Private Placement, completion of the Canadian Public Offering and the Private Placement, regulatory approval/acceptance of the Canadian Public Offering and the Private Placement, and the use of proceeds from the Canadian Public Offering and Private Placement.  Other risks and uncertainties are disclosed in the Company’s Annual Information Form filed with certain securities commissions in Canada and the Company’s annual report on Form 40-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.